UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2013

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.             Regulation FD Disclosure.

On March 28, 2013, AmerisourceBergen Corporation (the “Company”) issued a news release in which it announced that it had revised its financial performance expectations for fiscal year 2013. The Company now expects revenue growth in the range of 8 to 10 percent and it has increased its estimated earnings per share from continuing operations for fiscal year 2013 from a range of $2.96 to $3.06 to a range of $3.04 to $3.14. The revised earnings per share range does not include the impact of significant one-time expenses anticipated as a result of the previously disclosed new strategic long-term relationship with Walgreen Co. and Alliance Boots, GmbH, including a LIFO expense due to an anticipated inventory build and recurring non-cash expenses relating to the equity warrants issued in connection with the new relationship.  The Company continues to expect free cash flow in the range of $100 million to $200 million, and to repurchase approximately $400 million of common stock in fiscal year 2013.

Item 8.01.             Other Events.

In the news release issued on March 28, 2013, the Company also announced that it had entered into a definitive agreement to sell its Canadian pharmaceutical distribution business, AmerisourceBergen Canada Corporation (“ABCC”), to Kohl & Frisch Limited, a Canadian-owned national full-line distributor. The estimated sale price is expected to be between $80 million and $100 million, of which approximately half will be financed by the Company. The transaction is subject to regulatory review and other customary closing conditions, and is expected to close in the third quarter of fiscal 2013.

As a result of the agreement, the Company expects to record an estimated loss on sale and other impairment charges of between $160 million and $180 million when it reports its quarterly results for the March quarter of fiscal 2013.  This estimated loss on sale, in addition to ABCC’s operating losses, will be reported within discontinued operations.  ABCC represented approximately 2 percent of Company’s total revenues.

The news release issued on March 28, 2013 is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)   Exhibits

The following exhibits are filed as part of this report:

99.1 News Release, dated March 28, 2013, of AmerisourceBergen Corporation, regarding the entry into an agreement to sell its Canadian pharmaceutical distribution business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: April 1, 2013	By:	/s/ Tim G. Guttman
	Name:	Tim G. Guttman
	Title:	Senior Vice President and Chief Financial Officer